Exhibit 2.1


                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT (the "Agreement"), is made and entered into as of the 18th day of September, 1996, by and between ERIC MOSKOW ("Moskow"), RICHARD LIPTON ("R. Lipton"), WAYNE LIPTON ("W. Lipton") and PHYSICIAN'S CHOICE, LLC ("PC"), a Connecticut limited liability company (Moskow, R. Lipton., W. Lipton and PC shall be referred to collectively herein as the "Sellers"), and PHYSICIAN'S CHOICE, INC., a Delaware corporation ("Purchaser").

      WHEREAS, immediately prior to the execution hereof, Sellers were equity holders in Physician's Choice Management, LLC, a Connecticut limited liability company (the "Company");

      WHEREAS, simultaneous with the execution hereof, the Company has been dissolved and all of the assets of the Company have been transferred to its equity holders, including SellerWHEREAS, pursuant to this Agreement, the Purchaser desires to purchase from the Sellers and the Sellers desire to sell, convey, transfer, assign and deliver to the Purchaser all of their interest in and to the assets of the Company, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of

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which is hereby expressly acknowledged, the parties hereto agree as follows:

      1. Transfer of Assets

         (a) Purchase and Sale of Assets. On the terms and subject to the conditions herein set forth, at the Closing (as hereinafter defined), the Sellers shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase and accept delivery of all of Sellers' right, title and interest to the tangible and intangible assets of the Company existing upon the Company's dissolution, whether directly or indirectly owned, including, but not limited to any such right, title and interest to: (i) the Company's supplies, furniture, equipment, leasehold improvements, (ii) the Company's books and records, (iii) the Company's rights, benefits, privileges and deposits under those contracts, agreements, leases and purchase orders to be assumed by Purchaser under this Agreement, including without limitation that certain Management Services Agreement between PC and the Company, dated as November 22, 1995 (the "Management Services Agreement"), (iv) the Company's trade names, and all trademarks, service marks and logos used by Company in its business; (v) all notes, accounts, contracts and other receivables and work in progress due, owing and/or outstanding as of the Company's dissolution; and (vi) cash on hand or on deposit, or its equivalent. The aforesaid assets and properties to be transferred to the Purchaser hereunder are hereinafter collectively referred to as the "Assets". PC hereby consents and agrees to the assignment of the Management Services Agreement, and all of its and the Company's rights, benefits and privileges thereunder, to Sellers and Purchaser in connection with the liquidation and dissolution of the Company, and the assignment of Sellers' interest therein to Purchaser hereunder, in accordance with the terms and subject to the conditions hereof.


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         (b) Method of Conveyance. The sale, transfer, conveyance, assignment and delivery by the Sellers of their right, interest and title to the Assets to the Purchaser shall be effected as of the Effective Date by the Sellers' execution and delivery of such warranty bills of sale, endorsements, assignments, drafts and other instruments of conveyance and transfer (collectively, the "Instruments of Conveyance") as are reasonably necessary to effectively vest in the Purchaser all of the right, title and interest of the Sellers in and to the Assets. At the Closing, good and valid title to all of the Assets shall be transferred, conveyed, assigned and delivered by the Sellers to the Purchaser pursuant to the Instruments of Conveyance, free and clear of any and all liens, encumbrances, claims, and other restrictions of any kind or nature whatsoever.

2. Purchase Price and Payment. In consideration of the sale, transfer, conveyance, assignment and delivery of Sellers' right, title and interest to the Assets to the Purchaser, and in reliance upon the representations, warranties and covenants made herein by the Sellers, the Purchaser shall pay the Sellers (the "Purchase Price") (i) the aggregate sum of Eight Hundred Twenty Five Thousand Dollars ($825,000) in cash and (ii) a number of shares of restricted unregistered common stock of PhyMatrix Corp. (the "Shares") with a fair market value equal to Eight Million Five Hundred Thousand Dollars ($8,500,000), which number shall be determined by dividing $8,500,000 by the average closing price per share of PhyMatrix Corp. ("PhyMatrix") common stock for the ten (10) days preceding the Closing Date as quoted on NASDAQ. The following legend shall be stamped on the Shares:

                  THE SHARES REPRESENTED BY THIS


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                  CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT
                  OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER WITHOUT AN EFFECTIVE REGISTRATION STATEMENT BEING FILED UNDER OR PURSUANT TO SAID ACT OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF AN ASSET PURCHASE AGREEMENT DATED AUGUST ___, 1996, THE ORIGINAL OF WHICH IS ON FILE IN THE MINUTE BOOK OF THE COMPANY. ANY SALE, TRANSFER, PLEDGE, ASSIGNMENT OR ENCUMBRANCE OF THE SHARES REPRESENTED BY THIS CERTIFICATE NOT IN CONFORMITY WITH SAID AGREEMENT SHALL BE INVALID AND VOID.

      3. Closing.

         (a) Closing Date. A closing of the transactions contemplated by this Agreement (the "Closing") shall be held on August 21, 1996, or on a later date as mutually agreed to by the parties hereto (the actual date upon which such closing shall occur being herein referred to as the "Closing Date"); provided, however, that the effective date of the Agreement (the "Effective Date") shall be set pursuant to the agreement of the parties as set forth in that Closing Agreement of the same date hereof.

         (b) Consents of Third Parties. Anything herein to the contrary notwithstanding, this Agreement and any instrument executed pursuant hereto shall not constitute an assignment of any claim, contract, license, lease, purchase order or other commitment included in the Assets (other than the Management Services Agreement) (collectively, the


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"Commitments") if an attempted assignment or transfer of the same without the consent of the other party thereto or the applicable governmental agency would be ineffective or would constitute a breach or violation thereof so that Purchaser would not in fact receive all of the rights and benefits of Sellers thereunder. If by the Closing Date any such consent has not been obtained and Purchaser desires to have Sellers' assistance in obtaining such consent, Sellers shall use their best efforts to provide for Purchaser the benefits under any such Commitment without such arrangement causing a breach or violation of such Commitment. If Sellers are unable to obtain such consent to any transfer or assignment hereunder, Sellers shall (i) list each such Commitment on Schedule 3(b) hereto, (ii) remain liable with respect to its obligations thereunder, and
(iii) indemnify Purchaser pursuant to Section 12 of this Agreement with respect to all claims, demands or suits with respect thereto; provided however, that if Sellers are not able to so provide Purchaser with such benefits, in the absence of any such consent, as determined by Purchaser in its sole discretion, Purchaser shall have the option (not exercisable later than the Closing Date) of terminating this Agreement, in which event no party hereto shall have any further rights or obligations hereunder.

      4. Restrictions on Transfer of Shares. Notwithstanding anything to the contrary in this Agreement, but subject to the provisions of Section 10(f) below, the Sellers shall not transfer more than one-third of their respective Shares to any other party in any one of the three years immediately following the Closing Date, such that up to a third of the Shares may be transferred in each of the first, second and third years following the Closing Date. The certificates for the Shares may contain a restriction as to the transfer of the Shares in accordance with the provisions of this Section 4. Notwithstanding the foregoing, in the event of a change

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of control of PhyMatrix, the restriction on the transfer shares contained in this Agreement shall be inapplicable. For purposes of this Agreement, the term "change of control" shall mean with respect to Phymatrix: (a) the transfer of all or substantially all of the assets of such PhyMatrix; (b) the transfer of equity interest in PhyMatrix after which the acquiror holds more than fifty percent (50%) of the voting power of all equity interests in PhyMatrix; (c) the merger, consolidation, or other reorganization of PhyMatrix with or into another entity; or (d) a change in the composition of the governing body of PhyMatrix, other than in the ordinary course of business, which results in the replacement of more than fifty percent (50%) of the membership of such governing body, as a result of one transaction or a series of related transactions.

      5. Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser hereunder are subject to the satisfaction, on or prior to Closing, of all of the following conditions precedent:

         (a) Consents and Approvals. As of the Closing Date, the Sellers shall have obtained all required approvals, consents or acquiescence from third parties with respect to the transactions contemplated by this Agreement, including without limitation the following: (i) any lenders or lessors, and (ii) to the extent required, any vendors or suppliers of the Seller.

         (b) No Pending or Threatened Legal Claim. No litigation of any kind relating to this Agreement or the transactions contemplated hereby shall be pending or threatened and no preliminary or permanent injunction or other order issued by any court of competent jurisdiction or by any federal or state governmental or regulatory body, or any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority after the date of this Agreement, which prohibits the consummation of the transaction

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contemplated by this Agreement, or affects in any way the Company or
Sellers' right, title and interest to the Assets or the Sellers' ability to transfer such right, title and interest to the Purchaser in accordance with the terms of this Agreement, shall be in effect, pending or threatened.

         (c) Representations and Warranties. The representations and warranties of the Sellers contained in this Agreement, and all of the Schedules attached hereto, shall be true and correct in all material respects at and as of the Closing Date and the Effective Date, and Sellers shall have delivered to Purchaser a certificate to that effect dated as of the Closing Date and the Effective Date.

         (d) Absence of Adverse Changes. No Material adverse change in the operations or the business of the Company or the financial condition of the Company shall have occurred since the Company's inception, no fact shall have arisen which could have had or had a Material adverse effect on the Company, or its properties, assets or operations, or the consummation of the transactions contemplated hereby, in each case in the sole discretion of the Purchaser.

         (e) Covenants Performed. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Sellers on or before the Closing Date shall have been duly complied with and performed.

         (f) Corporate Action. PC shall have furnished the Purchaser with a copy, certified by the secretary of Seller, of the resolutions duly adopted by the equity holders and management of PC approving the terms, execution and delivery of this Agreement and performance of this Agreement by PC.


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         (g) Employment Agreements. Moskow shall have executed and delivered to
Purchaser an Employment Agreement between him and PhyMatrix in the form attached hereto as Exhibit A (the "Moskow Employment Agreement"). R. Lipton and W. Lipton shall have executed and delivered to Purchaser Employment Agreements between each of them, respectively, and Purchaser (the "Lipton Employment Agreements") (collectively, the "Employment Agreements").

         (h) Instruments of Conveyance and Other Documents. The Sellers shall have executed the Instruments of Conveyance and delivered them to the Purchaser. The Purchaser shall have received from the Sellers all such other documents and instruments, duly executed where required or appropriate, as it may reasonably request in connection with the transaction contemplated by this Agreement.

         (i) Dissolution of the Company. The Company shall have been dissolved and all of its assets shall have been transferred to Sellers and PhyMatrix.

      6. Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction, on or prior to Closing, of all of the following conditions precedent:

         (a) Consents and Approvals. As of the Closing Date, the Seller shall have obtained all required approvals, consents or acquiescence from third parties with respect to the transactions contemplated by this Agreement, including without limitation the following: (i) any lenders or lessors, and (ii) to the extent required, any vendors or suppliers of the Seller.

         (b) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement or in any document or certificate delivered to the Sellers


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in connection herewith shall be true and correct in all material respects at and as of the Closing Date.

         (c) Covenants Performed. All of the covenants, terms and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been duly complied with and performed.

         (d) Corporate Action. The Purchaser shall have furnished the Seller with a copy, certified by the secretary of Purchaser, of the resolutions duly adopted by the directors of the Purchaser approving the terms, execution and delivery of this Agreement, and the performance of this Agreement by the Purchaser.

         (e) Purchase Price. The Purchaser shall have delivered the Purchase Price.

         (f) Employment Agreements. Purchaser shall have delivered or caused to deliver the Employment Agreements.

         (g) Other Documents. The Sellers shall have received from the Purchaser copies of all such other documents and instruments as they may reasonably request in connection with the transaction contemplated by this Agreement.

         (i) Dissolution of the Company. The Company shall have been dissolved and all of its assets shall have been transferred to Sellers and PhyMatrix.

      7. Representations, Warranties and Covenants of the Sellers. The
Sellers, jointly and severally, hereby represent and warrant to the Purchaser as follows:

         (a) Organization in Good Standing. PC is a limited liability company duly organized, validly existing in good standing under the laws of the state of Connecticut. The Sellers have full power and authority to enter into this Agreement and perform their obligations


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under this Agreement.

         (b) Authority. The Sellers have full capacity, right, power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All acts or proceedings required to be taken by the Sellers to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and validly taken. This Agreement constitutes the valid and binding agreement of the Sellers, enforceable against the Sellers in accordance with the terms herein.

         (c) Assets. Subject only to (i) the rights of third parties under leases and contracts to be assumed by the Purchaser, (ii) any liens for current taxes and assessments not delinquent and (iii) PhyMatrix's right, title and interest to the Assets, Seller has good, marketable title to each of the Assets (or has the right to use leased assets reflected in leases to be assigned to Purchaser hereunder), free and clear of all mortgages, liens (other than liens for current taxes and assessments not delinquent), security interests, encumbrances, leases (except those leases to be assigned to Purchaser hereunder), equities, claims, shares, easements, rights-of-way, covenants, conditions and restrictions, and subject to no options or rights of first refusal or any other agreements (with the exception of leases to be assigned hereunder). Except as specifically disclosed and described in the Schedules hereto, Seller may transfer and assign all of its interests in the Assets without obtaining the consents or approval of any other person or party.

         (d) No Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not constitute nor with notice or lapse of time or both would constitute: (i) a violation of PC's Articles of Organization (as

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amended or restated), Operating Agreement (as amended or restated) or resolutions or actions of PC's members, management or duly authorized committees thereof; (ii) a breach of or default under any contract or judgment to which any of the Sellers is a party or is subject, either individually or jointly, or;
(iii) an event which would permit any person to terminate any such contract or to accelerate the maturity of any indebtedness or other obligation of any of the Sellers.

         (e) Material Contracts. To the best knowledge of the Sellers, each Material Contract, as hereinafter defined, of the Company is in full force and effect as against the parties thereto. To the best knowledge of the Sellers, each party to a Material Contract has complied with all material commitments and obligations on their and its part to be performed or observed thereunder. No event has occurred which is or, after the giving of notice or passage of time or both, would constitute a default under or breach of, any Material Contract by the Company or, to the best knowledge of the Sellers, by any other person or party to such Material Contract. None of the Sellers has received or given notice of an intention to cancel or terminate a Material Contract. None of the Sellers has received any notice of a default, offset or counterclaim under any Material Contract or of any other communication asserting noncompliance with such Material Contract. For purposes of this section, a Material Contract shall mean a contract of the Company which meets the definition of "Material" hereinafter set forth in this Section.

         (f) Absence of Certain Changes. Within the last 120 days there has not been any Material (as defined in subsection (j) of this Section): (i) transaction by the Company not in the ordinary course of business; (ii) adverse change in the financial condition, assets, liabilities, business or prospects of the Company; (iii) any sale or transfer of any of the assets

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of, or any cancellation of any receivable or claims by, the Company, (except sales or transfers in the ordinary course of the Company's business of inventory or services or immaterial amounts of other tangible personal property for services not required in the business of the Company); (iv) mortgage, pledge or subjection to lien, charge or encumbrance of any kind of any Asset of the Company; (v) amendment or termination of any contract or agreement to which the Company was a party as of the beginning of the most recent fiscal quarter; (vi) amendment or termination of any contract or agreement to which the Company was a party as of the beginning of the most recent fiscal quarter; (vii) any incurring or assumption of or taking of any property subject to, any liability by the Company except in the ordinary course of business; (viii) alteration in the manner in which the Company keeps its books, accounts or records, or underlying any method of calculation of bad debts, contingencies or other reserves from that reflected in the most recent financial statements of the Company; (ix) incurring or assumption of indebtedness by the Company for borrowed money, or any commitment of the Company to borrow money, or any guaranty by the Company, directly or indirectly, of indebtedness of others, or any prepayment by the Company of long-term debt except in the ordinary course of business; (x) acquisition or lease by the Company of or commitment to acquire or lease, any realty or any substantial item of furniture, machinery or equipment; or (xi), in general, adverse change in the financial condition, operations, business, property or assets or manner of conducting business of the Company, (other than changes in the ordinary course of business consistent with prior practice, none of which, individually or in the aggregate, has had or could be expected to have a material adverse effect on the financial condition, operations, business or assets of the Company).

         (g) Disclosure. No representation which has been or shall be made to

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Purchaser in or pursuant to this Agreement by Sellers contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

         (h) Representations. The Sellers hereby acknowledge that the only representations made to it by Purchaser are those contained in Section 9 of this Agreement and the Sellers are not relying on any other representations.

         (i) Recent Developments. Except as disclosed herein, including the Schedules hereto, none of the officers or directors of PC has any knowledge of any developments relating specifically to the business of the Company which would be Materially adverse thereto, excluding any information within the public domain respecting generally the managing of physician networks in Bridgeport, Connecticut.

         (j) Definition of "Material". As used in the foregoing representations and warranties "Material" shall mean the same as materiality for purposes of financial statement reporting or disclosure as determined by the Company's auditors based on FASB Accounting. All determinations of the Company's auditors hereunder shall be binding upon the parties.

      8. Representations, Warranties and Covenants of the Sellers as to Shares of PhyMatrix.

   In connection with the transfer of the Shares to the Sellers, the Sellers hereby warrant, covenant and represent as follows:

         (a) W. Lipton, R. Lipton and Moskow (the "Individual Sellers") are accredited

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investors because each of them meet at least one of the following criteria: (i)
a natural person whose individual net worth, or joint net worth with spouse, exceeds $1,000,000 at the time of purchase; or (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and who reasonably expects reaching the same income level in the current year.

         (b) PC is an accredited investor because PC was not formed for the specific purpose of acquiring the Shares and, upon the dissolution of the Company, PC will have in excess of $5,000,000 in assets.

         (c) The Sellers are sophisticated investors by virtue of their education, training and/or numerous prior investments made on their own behalf or through entities which they, alone or with others, controls. The Sellers are knowledgeable and experienced in financial and business matters, especially in investments which involve new operations, and which have risks similar to those which may be encountered by PhyMatrix. The Sellers are capable of evaluating the merits and risks of an investment in PhyMatrix.

         (d) The Sellers have been furnished or otherwise obtained all information necessary to enable them to evaluate the merits and risks of their prospective investment in PhyMatrix and have received and reviewed all such relevant information, including without limitation the Final Prospectus dated January 23, 1996, relating to the sale of 1,072,500 shares of Common Stock of PhyMatrix.

         (e) The Sellers have been furnished or have had access to any and all material documents and information regarding PhyMatrix to the Sellers' satisfaction. The Sellers have

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had an opportunity to question individuals involved in the management of
PhyMatrix. The Sellers hereby acknowledge that PhyMatrix has made available to the Sellers prior to any investment in PhyMatrix all information requested by the Sellers and reasonably necessary to enable the Sellers to evaluate the risks and merits of an investment in PhyMatrix. The Sellers are aware of the speculative nature of any investment in PhyMatrix.

         (f) The Sellers can bear the economic risk of the investment in PhyMatrix (including the possible loss of his entire cash payment) without impairing the Sellers' ability to provide for themselves and/or their family in the same manner that the Sellers would have been able to provide prior to making an investment in PhyMatrix. The Sellers understand that they must continue to bear the economic risk of the investment in PhyMatrix for an indefinite period of time, since there are certain restrictions on the Sellers' ability to trade the Shares within three years from the date hereof.

         (g) THE SELLERS ACKNOWLEDGE THAT THE SHARES OFFERED HEREBY AND THIS SUBSCRIPTION LETTER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAW OF ANY OTHER STATE, AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY, NOR HAS THIS AGREEMENT BEEN FILED WITH, NOR REVIEWED BY, THE SECURITIES AND EXCHANGE COMMISSION OR THE DIVISION OF SECURITIES OF THE STATE OF CONNECTICUT PRIOR TO ITS ISSUANCE OR USE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


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      THE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE
AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS INVOLVED FOR AN INDEFINITE PERIOD OF TIME.

      THE SHARES HAVE NOT BEEN REGISTERED UNDER SECTION 36-485 OF THE CONNECTICUT UNIFORM SECURITIES ACT, AND THEREFORE, CANNOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF TO ANY PERSON OR ENTITY UNLESS SUBSEQUENTLY REGISTERED UNDER THE ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF THIS STATE, IF SUCH REGISTRATION IS REQUIRED, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

         (h) The Shares that the Sellers are acquiring are being acquired solely for their account and are not being purchased with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act of 1933, as amended, or any other applicable Securities Laws. The Sellers understands that, in addition, the Shares are subject to restrictions on transfer under this Agreement. The Sellers will not resell or offer to resell any Shares except in accordance with all applicable Securities Laws.

         (i) Sellers are duly authorized to execute this Agreement and all other documents and instruments contemplated hereby. The undersigned representative of PC represents and warrants that his signature below is binding upon PC and that the acquisition of the Shares has been authorized by PC.


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      9. Representations, Warranties and Covenants of the Purchaser. The
Purchaser hereby represents and warrants to the Sellers as follows:

         (a) Corporate Status. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has all requisite power and authority to purchase the Assets as contemplated pursuant to provisions of this Agreement.

         (b) Violation of Other Instruments; Approvals. Neither the execution or the consummation of the transaction contemplated by this Agreement does or will constitute a breach or default (or an occurrence which by a lapse of time and/or by the giving of notice will constitute a breach or default) under any lease, license, contract or agreement to which the Purchaser is a party or by which the Purchaser is bound.

         (c) Participation in Board of Directors of PhyMatrix. Purchaser will use its best efforts to cause Moskow and R. Lipton to be elected to the Board of Directors of PhyMatrix at the next election of the Board of Directors of PhyMatrix following the Closing Date.

         (d) Participation of Sellers in Board of Directors of Purchaser. Commencing on the Effective Date and continuing until a change of control of Purchaser or PhyMatrix, PC shall be entitled to designate three members of the Board of Directors of Purchaser, and during such period the following shall apply:

             (i) Purchaser's Board of Directors. The business and property of the Purchaser shall be managed and controlled by the Board of Directors. The Board of Directors shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Purchaser, to make all decisions regarding those matters and to

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perform any and all other acts or activities customary or incident to the management of the Purchaser's business.

             (ii) Composition of Board of Directors. The Board of Directors of Purchaser shall initially consist of a total of six directors. Directors of Purchaser shall hold office until resignation, removal pursuant to Purchaser's Articles of Incorporation and Bylaws, or until that director's successor shall have been elected and qualified. All directors elected by PC shall be full voting members.

             (iii) Quorum Requirements. Except as set forth in subsection (iv), at all meetings of the Board of Directors of Purchaser, a majority of the directors designated by each PhyMatrix and PC (including vacant director positions) shall be required to constitute a quorum for the transaction of any business authorized by the Board of Directors. An act approved by at least four directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except a greater number is specifically required by statute or the Articles of Incorporation or Bylaws of the Purchaser. If at any meeting there is less than a quorum present, a majority of those present may adjourn the meeting without further notice to any absent director. Each director shall have one vote for purposes of all actions taken by the Board of Directors.

             (iv) Approval by Entire Board of Directors. Notwithstanding the foregoing quorum requirements, the following issues or decisions shall only be decided by a majority vote of the all of the directors in the Board of Directors, at which each of the directors shall be present for the purpose of constituting a quorum on a vote as to such matters:

                  (1) setting the annual operating budget of Purchaser;

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



                  (2) setting the annual capitalization budget of Purchaser;

                  (3) determining the long-term business strategy plan of
                      Purchaser;

                  (4) determining the long-term capitalization plan of
                      Purchaser; and

                  (5) delegation of management powers to the Officers of the
                      Purchaser in addition to the powers specifically granted to the Officers of Purchaser in its Articles and Bylaws.

      The inability of the Board of Directors to determine any of the foregoing items as a result of the absence of any of the directors on at least two occasions on which any of such items were to be discussed shall constitute a deadlock as to any such item, triggering the provisions of subsection (v) of this Section.

             (v) Decision-Making in Event of Deadlock. In the event there is a deadlock among the directors with respect to any action or other matter before the Board of Directors, the matter as to which there is a deadlock shall be referred to the Board of Directors of PhyMatrix, which Board of Directors shall consider and determine the matter. Upon such determination by the PhyMatrix Board of Directors, the matter shall be referred to the Board of Directors of Purchaser for a final vote, in which such vote each of the directors of Purchaser's shall be bound by the determination of the PhyMatrix Board of Directors and shall cast his or her respective vote in accordance therewith. Before any matter is referred to the PhyMatrix Board of Directors, at least two of Purchaser's directors shall declare a deadlock as to a matter.


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         (e) Financing by Purchaser. In the event Sellers, or in the case of PC its members, incur a tax liability in an amount not exceeding $2,800,000 directly as a result of the sale of Sellers' right, title and interest to the Assets as contemplated hereby and their receipt of the Purchase Price, including the Shares, Purchaser shall loan Sellers the amount of such tax liability. The loan shall be evidenced by a secured promissory note (the "Note") and a related Security Agreement, a copy of which Note and Security Agreement shall be attached hereto as Exhibits B and C, respectively. The Note shall be for a three year term and shall bear interest at the applicable federal rate of interest for short term notes as set forth in Section 1274(d) of the Internal Revenue Code, with payments of principal and interest commencing thereon on the first day of the first full month following the making of the loan, and as specified in greater detail in the Note. The Note shall be secured by a number of Shares (the "Collateral Shares") having a minimum fair market value of one hundred fifty percent (150%) of the amount of the Note at all times that any indebtedness under the Note is outstanding, such that the number of Collateral Shares may be increased from time to time in the event the value of the Shares falls, thereby rendering the value of the Collateral Shares less than 150% of the amount of the Note. The Note shall provide for pro-rata reductions of the principal and interest owed on the Note upon the transfer of any of the Shares. Provided Sellers comply with the terms of the foregoing and the Note and Security Agreement, if the value of the Shares drops below the amount of indebtedness under the Note the Sellers shall not be liable for such deficiency. The fair market value of the of the Collateral Shares shall be calculated in accordance with the formula set forth in Section 2 above.

         (f) Stock Options for Principals of PC. Each of Moskow, R. Lipton and
W.

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Lipton shall receive options to purchase thirty thousand (30,000) shares of
PhyMatrix common stock at the price of the stock of PhyMatrix on the Closing Date, as such price is quoted on NASDAQ on such date. Said options shall be fully vested as of the Closing Date.

         (g) Stock Options for Employees of PC. Purchaser will give due consideration to a request by Sellers to include non-equity holding employees of PC in the stock option plan of PhyMatrix.

         (h) Right of First Refusal in Event of Sale of Purchaser. In the event PhyMatrix enters into an agreement to sell a controlling interest in Purchaser, Sellers shall be given a right of first refusal to purchase the equity interest of Purchaser being sold by PhyMatrix as follows:

             (1) Bona Fide Offer. In the event that PhyMatrix receives a "Bona Fide Offer", as defined below, to sell a controlling interest in Purchaser (the "Offered Interest") and PhyMatrix desires to accept such Bona Fide Offer, PhyMatrix shall promptly send notice to the Sellers offering to sell the Offered Interest to the Sellers at the same price and upon the same terms and conditions as are contained in the Bona Fide Offer. The notice shall contain a true and complete copy of the Bona Fide Offer, setting forth the price and all terms and condi tions with the names, addresses and businesses or other occupations of the offeror or offerors. The Sellers shall then have such rights and privileges, for the prescribed time periods, as are set forth below. For purposes of this Agreement, the term "Bona Fide Offer" shall mean a bona fide offer in writing from an unaffiliated party (who must be financially capable of carrying out the terms of such Bona Fide Offer), in a form legally enforceable against the offeror or offerors. For purposes of this provision a "controlling interest" shall mean a transfer of equity interest in

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



Purchaser after which the acquiror (i) holds more than 50% of the voting power of all equity interests in Purchaser, or (ii) will have the ability to replace more than fifty percent of the composition of the governing body of Purchaser.

             (2) Procedures. In the event that a Bona Fide Offer to purchase an Offered Interest has been received, and notice has been sent by PhyMatrix to the Sellers, the Sellers shall have the right, for a period of thirty (30) days from their receipt of such notice (the "Option Period"), at their sole option, to purchase all but not less than all of the Offered Interest at the price and on the terms and conditions contained in the Bona Fide Offer. In the event that the Sellers shall have elected to purchase the Offered Interest, the Sellers shall give PhyMatrix and Purchaser written notice of such election, which notice shall specify the identity of the pur chaser(s) of the Offered Interest and a closing date and time, which closing shall occur no later than thirty (30) days after the expiration of the Option Period. The closing shall be held at the Purchaser's offices. The obligation of PhyMatrix to sell the Offered Interest shall be binding and absolute, and enforceable by the Sellers by specific performance. In the event that none of the Sellers elect, within the prescribed periods, to purchase all the Offered Interest, PhyMatrix shall have the right to accept the Bona Fide Offer in whole or in part with respect to the Offered Interest and to sell the Offered Interest, but (i) only in strict accordance with all of the provisions of the Bona Fide Offer; and (ii) only if the sale is fully consummated within ninety (90) days after the expiration of the Option Period. If, at the end of the said ninety (90) day period PhyMatrix has not sold the Offered Interest, all of the restrictions on the sale, transfer or assignment set forth in this Agreement shall again be in effect with respect thereto. In the event of a Bona Fide Offer for the sale by PhyMatrix of less than all of its equity interest in

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



Purchaser, as a condition to the acceptance of such Offer by Sellers, Sellers shall execute and deliver a Shareholders Agreement in form reasonably satisfactory to PhyMatrix.

             (3) Allocation of Purchase Right. In the event more than one of the Sellers desires to purchase the Offered Interest, the rights of the Sellers to purchase the Offered Interest shall be allocated in accordance with the Sellers' pro-rata ownership interest in the Company as of the date of its dissolution. For example, if two of the Sellers desire to purchase the Offered Interest and one of such Sellers owned twenty units and the other of such Sellers owned thirty units as of the Company's dissolution, then the twenty unit Seller shall be entitled to purchase forty percent of the Offered Interest and the thirty unit Seller shall be entitled to purchase sixty percent of the Offered Interest.

      10. Registration Rights for Shares.

         (a) Demand Registration. Beginning on February __, 1997 and continuing thereafter for a thirty day period, any of the Sellers may request PhyMatrix, in writing, to effect the registration of the Shares owned by the Sellers on the appropriate form of registration statement, but if PhyMatrix is eligible to use Form S-3 (or any successor form relating to secondary offerings), such registration shall be on Form S-3 (or such successor form). Upon receipt of any such request, PhyMatrix shall promptly give written notice of such proposed registration to the other Seller or Sellers not requesting registration. Such Sellers shall have the right, by giving written notice to PhyMatrix within thirty (30) days after PhyMatrix provides its notice, to elect to have included in such registration any or all of their Shares as such Sellers may request in such notice of election (the "Registrable Shares"). Thereupon, PhyMatrix shall use its best efforts to effect the registration of all Registrable Shares which PhyMatrix has been

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


requested to register under this Section 10(a).

             (1) If at the time of any request to register Registrable Shares pursuant to this Section 10(a), PhyMatrix is engaged or has fixed plans to engage within sixty (60) days of the time of the request in a registered public offering as to which the Sellers may include Registrable Shares pursuant to
Section 10(b) or is engaged in any other activity which, in the good faith determination of PhyMatrix's Board of Directors, would be adversely affected by the requested registration to the material detriment of PhyMatrix, then PhyMatrix may at its option direct that such request be delayed for a period not in excess of three months from the effective date of such offering or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by PhyMatrix not more than once in any 18-month period.

             (2) In the event the Registrable Shares are sold pursuant to a Registration Statement in an underwritten offering pursuant to this Section 10(a), PhyMatrix agrees to enter into an underwriting agreement containing customary representations and warranties with respect to the business and operations of an issuer of the securities being registered and customary covenants and agreements to be performed by such issuer, including without limitation customary provisions with respect to indemnification by PhyMatrix of the underwriters of such offering.

             (3) In the case of any registration effected pursuant to this
Section 10(a), the Sellers shall have the right to designate the managing underwriter in any underwritten offering, subject to the approval of PhyMatrix, which approval may not be unreasonably withheld or delayed.


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



         (b) Piggyback Registration. If at any time (without limit as to number) PhyMatrix proposes to file a Registration Statement, as defined below, PhyMatrix will, prior to such filing, give written notice to all Sellers of its intention to do so, and upon the written request of a Seller or Sellers given within ten (10) days after PhyMatrix provides such notice (which request shall state the intended method of disposition of such Registrable Shares), PhyMatrix shall use its best efforts to cause all those Registrable Shares which PhyMatrix has been requested by such Seller or Sellers to register to be registered under the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission promulgated under such Act, as they each may, from time to time, be in effect (the "Securities Act"); provided, however, that PhyMatrix shall have the right to postpone or withdraw any registration effected pursuant to this Section 10(b) without obligation to any of the Sellers; and further provided that PhyMatrix shall not be required to include any Registrable Shares in such underwriting unless the requesting Seller or Sellers accept the terms of the underwriting as agreed upon between PhyMatrix and the underwriters selected by it.

             (1) If, in the opinion of the managing underwriter in an underwritten public offering, the registration of all or part of the Registrable Shares which the holders have requested to be included pursuant to this Section 10(b) would materially and adversely affect such public offering, then PhyMatrix shall be required to include in the underwriting only that number of Registrable Shares, if any, which the managing underwriter believes in good faith may be sold without causing such adverse effect. If the number of Registrable Shares to be included in the underwriting in accordance with the foregoing is less than the total number of shares which the Sellers have requested to be included, then, at PhyMatrix's option, the Sellers

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

and other holders of securities in PhyMatrix who have requested registration shall participate in the underwriting pro rata based upon their total ownership of the aggregate number of shares requested to be included in such registration by the Sellers and by holders hereafter granted registration rights (or in any other proportion as agreed upon by all holders having such rights).

         (c) Allocation of Expenses. PhyMatrix will pay all Registration Expenses of all registrations under this Section.

         (d) Definitions. The term "Registration Expenses" shall mean all expenses incurred by PhyMatrix in complying with the provisions of this Section 10, without limitation, all registration and filing fees, exchange listing fees, printing expenses, accounting fees, fees and disbursements of counsel for PhyMatrix and the Sellers, but excluding underwriting discounts and selling commissions relating to the Registrable Shares. The term "Registration Statement" shall mean a registration statement filed by PhyMatrix with the Securities and Exchange Commission for a public offering and sale of securities of PhyMatrix (other than a registration statement on Form S-1 registering debt securities, convertible debt securities, any common stock issued upon the conversion of such convertible debt securities or any class of capital stock other than Common Stock, Form S-8 or Form S-4, or their successors, or any other form for either an initial public offering or a particular limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

         (e) Information from Sellers. Each Seller who is a holder of Registrable Shares included in any registration shall furnish to PhyMatrix such information regarding such Seller as PhyMatrix may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to herein.


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



         (f) "Lockup" Agreement. If required by PhyMatrix, an underwriter of Common Stock or other securities of PhyMatrix or other nationally-recognized investment advisor of PhyMatrix, as part of an underwritten registration or in connection with certain material activity of PhyMatrix relating to the raising of capital or investment financing of PhyMatrix or relating to a proposed sale or material merger or acquisition of or by PhyMatrix which in the good faith opinion of such advisor would be materially impacted by the sale of the Shares by the Sellers, each Seller hereby agrees not to sell or otherwise transfer or dispose of any Registrable Shares or other securities of PhyMatrix held by such Seller in a public sale for a period of time specified by PhyMatrix and such underwriter, not to exceed fifteen (15) days prior to and one hundred eighty
(180) days following the effective date of a registration statement except as part of such underwritten registration. Such agreement shall be in writing in a form satisfactory to PhyMatrix and such underwriter. PhyMatrix may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restrictions until the end of the stand-off period.

      11. Continuing Cooperation. All parties agree to cooperate with each other, both prior to and after the Closing Date towards the ends of: (i) ensuring a smooth transition concerning the purchase of the Assets and/or Sellers' right, title and interest to the Assets; (ii) ensuring good relations between the Purchaser and the Company's participating providers, suppliers, employees, consultants and other agents; and (iii) preserving for the benefit of the Purchaser the goodwill inherent in or associated with the Company's business.


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



      12. Indemnification.

      The Sellers agree to indemnify and hold harmless the Purchaser and any of its affiliates from and against all liability, damage, losses, costs and expenses (including reasonable attorneys' fees) which they may incur by reason of the failure of the Sellers to fulfill any of the terms and conditions of this Agreement, or by reason of any breach of the representations and warranties made by the Sellers herein or in any document provided by the Sellers to the Purchaser or any of its affiliates pursuant to this Agreement or in relation to this Agreement, including in connection with the Sellers' exercise of their rights under Section 10 hereof.

      13. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, applied without giving effect to any conflicts of law principles.

         (b) Notices. Any notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after such notice is mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed to such party as follows:

If to PC:                     Physician's Choice, LLC.
                              650 Danbury Road
                              Richfield, CT 06877

with a copy to:               Robert S. Cooper, Esq.
                              Zeldes, Needle & Cooper
                              1000 Lafayette Boulevard

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

                              Bridgeport, Connecticut 06601-1740

If to R. Lipton:              Richard Lipton
                              107 Newton Road
                              Suite 2A
                              Danbury, Connecticut  06810

If to W. Lipton:              Wayne Lipton
                              130 Broadway
                              Rockville Centre
                              New York, New York 11570

If to Moskow:                 Eric Moskow
                              15 Nimrod Farm Road
                              Weston, Connecticut 06887

with a copy to:               Michael Widland, Esq.
                              One Landmark Square
                              Standford, CT 06901

If to PhyMatrix:              PhyMatrix Corp.
                              777 South Flagler Drive, Suite 1000E
                              West Palm Beach, FL 33401
                              Attn.: Alberto M. Hernandez, Esq.

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



with a copy to:               Greenberg, Traurig, Hoffman, Lipoff,
                              Rosen & Quentel, P.A.
                              1221 Brickell Avenue
                              Miami, FL 33131
                              Attn.: William B. Eck, Esq.

If to Purchaser:              Physician's Choice, Inc.
                              777 South Flagler Drive, Suite 1000E
                              West Palm Beach, FL 33401
                              Attn.: Alberto M. Hernandez, Esq.

with a copy to:               Greenberg, Traurig, Hoffman, Lipoff,
                              Rosen & Quentel, P.A.
                              1221 Brickell Avenue
                              Miami, FL 33131
                              Attn.: William B. Eck, Esq.

or to such other addresses as a party hereto may from time to time give written notice of the other as provided herein.

         (c) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by a written instrument executed by the parties hereto.

         (d) Assignment. No assignment of this Agreement shall be valid without the specific written consent of the parties hereto.

         (e) No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person or entity, other than the parties hereto and their successors and permitted assigns, any rights or remedies under

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



or by reason of this Agreement.

         (f) Severability. The invalidity of any one or more of the words, sentences or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, sentences or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word(s), sentence(s) or section(s) had not been inserted.

         (g) Expenses. All legal, accounting and other costs and expenses incurred in connection with this Agreement and any of the transactions contemplated hereby shall be borne and paid by the party incurring such costs and expenses, and no party shall be obligated for any cost or expense incurred by any other party.

         (h) Litigation. Should any litigation arise out of the terms or performance of this Agreement, the prevailing party shall be entitled to all costs and expenses, including reasonable attorneys' fees, whether in trial court or on appeal, or during negotiations.

         (i) Construction. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner or way the meaning or interpretation of this Agreement.


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


      IN WITNESS WHEREOF, the parties hereof have hereunto set their hands and caused this instrument to be executed as of the 18th day of September, 1996.


PHYSICIAN'S CHOICE                    PHYSICIAN'S CHOICE, LLC




By /s/ Frederick R. Leathers         By: /s/ Richard Lipton
   ---------------------------           ------------------------------
   Title: Chief Financial Officer        Title:  President
   Name:  Frederick R. Leathers          Name:   Richard Lipton



/s/ Richard Lipton                     /s/ Eric Moskow
------------------------------         ---------------------------------
Richard Lipton                         Eric Moskow



/s/ Wayne Lipton
-------------------------------
Wayne Lipton



0456126.10/286476_1.WP6



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